UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2023

Bird Global, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41019	86-3723155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

392 NE 191st Street #20388
Miami, Florida 33179
(Address of principal executive offices and Zip code)
(866) 205-2442
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BRDS	The New York Stock Exchange
Warrants, each whole warrant exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share	BRDS WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 10, 2023, Bird Global, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report, among other things, the departure of Shane Torchiana from his position as the Chief Executive Officer of the Company, effective as of August 9, 2023 (the “Separation Date”). This Amendment No. 1 (this “Amendment”) to the Original Form 8-K is being filed to supplement the disclosure contained in Item 5.02 of the Original Form 8-K by providing additional information regarding the compensatory and other arrangements entered into with Mr. Torchiana in connection with his departure.

On August 16, 2023 (the “Agreement Date”), Bird Rides, Inc., a wholly owned subsidiary of the Company (“Bird Rides”), and Mr. Torchiana entered into a Separation and Release Agreement (the “Separation Agreement”), pursuant to which, among other things, Mr. Torchiana will be entitled to receive certain payments and other benefits summarized below. In addition, the parties entered into an Advisor Agreement pursuant to which Mr. Torchiana was engaged by Bird Rides to provide certain advisory services to the Company and its affiliates for a period beginning on August 10, 2023 and continuing through August 10, 2024, unless earlier terminated in accordance therewith (the “Consulting Period”).

Pursuant to the Separation Agreement, Mr. Torchiana will be entitled to receive, in addition to any accrued but unpaid salary and other amounts owed to Mr. Torchiana as of the Separation Date, the following payments and benefits:

•a cash payment in the amount of $275,000, less applicable deductions and withholdings, which equates to six (6) months of Mr. Torchiana’s base salary as of the Separation Date, payable in substantially equal installments in accordance with normal payroll practices;

•a lump-sum cash payment of approximately $5,000, less applicable deductions and withholdings, which represents the amount of the COBRA premiums that would otherwise be payable for the continuation of Mr. Torchiana’s healthcare coverage under the Company’s group health plan as of the Separation Date for a period of six (6)-months following the Separation Date;

•any unvested stock options and restricted stock units that are subject to time-based vesting, excluding, for the avoidance of doubt, the Separation Equity (as defined below) and outstanding as of the Separation Date, will vest and become exercisable or payable, as applicable, to the extent such equity awards would have vested and become exercisable or payable, as applicable, if Mr. Torchiana had remained continuously employed for an additional thirty-six months following the Separation Date, subject to the terms and conditions of the stock incentive plan and award agreements applicable to such awards; and

•an award of 134,251 immediately vested restricted stock units of the Company, the number of which was determined by dividing $275,000 by $2.0484, the volume-weighted average per-share price of the Company’s Class A common stock over the 10 trading-day period ending on and including the Agreement Date, one-half of which will be subject to a three (3)-month lock-up period and the remaining one-half of which will be subject to a six (6)-month lock-up period (the “Separation Equity”).

The foregoing payments and benefits are conditioned upon Mr. Torchiana’s compliance with his continuing obligations under the Separation Agreement, the Advisor Agreement, and any other agreements with the Company and/or its affiliates

The Separation Agreement also contains a general release of any and all claims that Mr. Torchiana had or could have had against the Company and the other Releases (as defined in the Separation Agreement), as well as customary provisions relating to the return of the Company’s property and the non-use and non-disclosure of the Company’s confidential and proprietary information.

Mr. Torchiana may revoke the Separation Agreement on or before the date that is seven (7) days after the Agreement Date, or August 22, 2023. In the event Mr. Torchiana timely revokes the Separation Agreement, it will not become effective and Mr. Torchiana will not be entitled to receive the separation benefits provided for thereunder.

A copy of the Separation Agreement, which includes a copy of the Advisor Agreement as an addendum thereto, is filed as Exhibit 10.1 to this Amendment and incorporated herein by reference. The foregoing summary of the material terms of the Separation Agreement and Advisor Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof filed as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation and Release Agreement, dated August 16, 2023, by and between Bird Rides, Inc. and Shane Torchiana.
104	Cover page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bird Global, Inc.

Date: August 18, 2023	By:	/s/ Michael Washinushi
	Name:	Michael Washinushi
	Title:	Chief Financial Officer